UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AUTHENTEC, INC.

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2008

Dear Fellow Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders on Friday, May 9, 2008 at 12:30 p.m. The meeting will be held at the Hilton Melbourne Rialto Place, located at 200 Rialto Place, Melbourne, Florida, 32901. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by presentations and a report on AuthenTec’s 2007 performance.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which more fully describe the formal business to be conducted at the meeting, follow this letter. A copy of our Annual Report to Stockholders is also enclosed for your information.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. After reading the proxy statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope provided.

We look forward to seeing you at the annual meeting.

Sincerely yours,

/s/ F. Scott Moody
F. Scott Moody Chairman of the Board and Chief Executive Officer

100 Rialto Place, Suite 400

Melbourne, Florida 32901

(321) 308-1300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2008

To the Stockholders:

Notice is hereby given that the annual meeting of the stockholders of AuthenTec, Inc., a Delaware corporation, will be held on Friday, May 9, 2008, at 12:30 p.m. local time, at Hilton Melbourne Rialto Place, located at 200 Rialto Place, Melbourne, Florida, 32901, for the following purposes:

(1) To elect six (6) directors to hold office until the 2009 annual meeting of stockholders for a one year term and until their respective successors are elected and qualified;

(2) To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 2, 2009; and

(3) To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 3, 2008 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 100 Rialto Place, Suite 400, Melbourne, Florida, 32901.

By order of the Board of Directors,

/s/ Frederick Jorgenson
Frederick Jorgenson Vice President, General Counsel, and Secretary

April 7, 2008

IMPORTANT: Please mark, date and sign the enclosed proxy card and promptly mail it in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of AuthenTec, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on Friday, May 9, 2008, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 11, 2008.

SOLICITATION AND VOTING

Voting Rights and Outstanding Shares

Only stockholders of record as of the close of business on April 3, 2008, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 28,113,118 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (generally referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of AuthenTec a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors are to be elected at the annual meeting to hold office until the 2009 annual meeting of stockholders and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

The Board of Directors recommends a vote “FOR” the nominees named below.

The following table sets forth, for our current directors’ information with respect to their ages and background:

Name	Principal Occupation	Age	Director Since
F. Scott Moody	Chairman of the Board and Chief Executive Officer	51	1998

Matthew P. Crugnale	President of Crugnale Associates	71	1998

Robert E. Grady	Managing Director of Carlyle Group	50	2004

Gustav H. Koven III	Partner/Manager of various Venture Capital Partnerships/LLCs	65	1999

Yunbei “Ben” Yu	Managing Director of Sierra Ventures	38	2003

Chris Fedde	President and Chief Operating Officer of SafeNet, Inc.	57	2008

DIRECTOR BIOGRAPHIES:

F. Scott Moody is our co-founder and has served as a director and our Chief Executive Officer since inception. He was elected as Chairman of our board of directors in October 2006. From inception to July 2006, he also served as our President. Prior to founding the company in 1998, Mr. Moody was the Vice President of the Core Products Division of the Semiconductor Sector of Harris Corporation, or Harris, now Intersil Corporation. Mr. Moody began his career at Harris in 1980, during which time he held positions in engineering, program management and marketing. Mr. Moody received a BS degree in Industrial Engineering from North Carolina State University and an Executive MBA from the University of Florida.

Matthew P. Crugnale has served as a member of our board of directors since our founding in 1998. Mr. Crugnale has been the President of Crugnale Associates, a Silicon Valley based high technology consulting firm since 1982. Prior to that, Mr. Crugnale co-founded Gnostic Concepts, which was later acquired by McGraw-Hill. Mr. Crugnale was also the Vice President of Marketing at Beckman Instruments and has held various management positions at General Electric. Mr. Crugnale also serves on the board of advisors for Sunbridge Partners, a venture capital firm.

Robert E. Grady has served as a member of our board of directors since June 2004. Since May 2000, Mr. Grady has been a Managing Director with the Carlyle Group where he serves as Managing Partner of the Carlyle’s U.S. venture funds and global head of venture and growth capital. Prior to joining Carlyle, Mr. Grady was Managing Director and member of the Management Committee at Robertson Stephens & Company. Previously, he served in the White House as Deputy Assistant to President George H.W. Bush and Executive Associate Director of the Office of Management and Budget.

Gustav H. Koven III has served as a member of our board of directors since 1999. Since 1999, Mr. Koven has been a manager of Knickerbocker 1999 Direct Investments LLC. Mr. Koven has been the Managing Member of Wildfields Venture Advisors LLC since 2003 and has been a manager of HT 1999 Direct Investments LLC since December 2004. Mr. Koven’s role as a manager of Knickerbocker 1999 Direct Investments LLC and HT 1999 Direct Investments LLC is with respect to investments of those entities in portfolio companies other than the investment in our company, for which he no longer has any management role. Mr. Koven was Managing Director of Knickerbocker LLC from 1999 to 2003. From 1990 to the present, Mr. Koven has been a partner in a number of Edison Venture Fund partnerships. Prior to joining Edison, Mr. Koven was the President of Chase Manhattan Capital Corporation and Chase Manhattan Investment Holdings. In 2007, Mr. Koven became a founding partner of Smith Defieux Capital Partners.

Yunbei “Ben” Yu has served as a member of our board of directors since February 2003. Dr. Yu joined Sierra Ventures in April 2000 where he serves as a Managing Director. Dr. Yu also serves as a special committee member to Gobi Partners in Shanghai, China. Prior to joining Sierra Ventures from December 1997 to March 2000, he worked at 3Com Corporation, where he held a number of engineering and project management positions.

Chris Fedde has served as a member of our board of directors since February 2008. Mr. Fedde has been the President and Chief Operating Officer of SafeNet, Inc., a global leader in information security, since October 2006. From February 2001 through October 2006, Mr. Fedde served as Director of Corporate Business Development, and as General Manager at SafeNet, Inc.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, other than F. Scott Moody, each of the members of the Board is an independent director for purposes of the Nasdaq Marketplace Rules.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.authentec.com. The Board of Directors held 12 meetings during the fiscal year ended December 28, 2007. Each of the standing committees of the Board held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period. [Directors are encouraged to attend our annual meetings of stockholders.]

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Robert E. Grady	Chair	Member	Member
Gustav H. Koven III	Member	Member	Chair
Matthew P. Crugnale	Member	Member
Yunbei “Ben” Yu		Chair
R. Kent Buchanan (1)			Member

Number of Meetings:	3	5	1

(1)	R. Kent Buchanan resigned from the Board of Directors and the Nominating and Corporate Governance Committee as of February 7, 2008, and has been replaced by Chris Fedde.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	is responsible for the appointment, compensation and retention of our independent auditors and reviews and evaluates the auditors’ qualifications, independence and performance;

•	oversees the auditors’ audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;

•	reviews and approves the planned scope of our annual audit;

•	monitors the rotation of partners of the independent auditors on our engagement team as required by law;

•	reviews our financial statements and discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements;

•	reviews our critical accounting policies and estimates;

•	oversees the adequacy of our accounting and financial controls;

•	annually reviews the audit committee charter and the committee’s performance;

•	reviews and approves all related-party transactions; and

•

establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under our code of conduct.

The current members of our Audit Committee are Robert E. Grady, Gustav H. Koven III, and Matthew P. Crugnale. Mr. Grady is the chairman of the Audit Committee and our Audit Committee financial expert as currently defined under applicable SEC rules. We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Nasdaq Stock Market and the SEC rules and regulations.

AUDIT COMMITTEE REPORT ON

AUDITED FINANCIAL STATEMENTS

For the Year Ended December 28, 2007

The Audit Committee of the Board of Directors is comprised of three independent directors as of the date of this report: Robert E. Grady, Matthew P. Crugnale and Gustav H. Koven III.

We operate under the written charter adopted by the Board of Directors, and are responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. We also recommend to the Board of Directors, the selection of the Company’s independent registered public accounting firm.

Management is responsible for preparing the Company’s financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of the internal control over financial reporting. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports on the results of their audit. In this context, we have met and held discussions with management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. Management represented to us that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles, and we have reviewed and discussed the financial statements with management and the independent registered public accounting firm.

We discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statements on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of PricewaterhouseCoopers LLP’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

PricewaterhouseCoopers LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with PricewaterhouseCoopers LLP that firm’s independence. We further considered whether the provision by PricewaterhouseCoopers LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors’ independence.

Based on our discussion with management and the independent registered public accounting firm and our review of the representation of management and the disclosures by the independent registered public accounting firm to the Audit Committee, we recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2007, for filing with the Securities and Exchange Commission. We and the Board of Directors have also recommended the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending January 2, 2009 subject to stockholder ratification.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

Robert E. Grady, Chairman
Matthew P. Crugnale
Gustav H. Koven III

Compensation Committee

Our Compensation Committee reviews, recommends and approves policy relating to compensation and benefits of our officers and directors, administers our stock option and benefit plans and reviews general policy relating to compensation and benefits. Duties of the compensation committee include:

•	reviewing and approving corporate goals and objectives relevant to compensation of the directors, chief executive officer and other executive officers;

•	evaluating the performance of the chief executive officer and other executive officers in light of those goals and objectives;

•	recommending to the board of directors the proposed compensation of the chief executive officer and the four other most highly compensated executive officers;

•	administering the issuance of stock options and other awards to executive officers and directors under our compensation plans; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

The current members of our Compensation Committee are Dr. Yunbei “Ben” Yu, who is the committee chair, and Robert E. Grady, Gustav H. Koven III and Matthew P. Crugnale. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with, the applicable requirements of the Nasdaq Stock Market and the SEC rules and regulations.

In discharging its duties, the Compensation Committee has the authority to retain compensation consultants. The committee meets as often as it deems appropriate; provided however, that the committee meets at least annually with our chief executive officer and such other senior executives as the committee deems appropriate. Formal action taken by the committee is by unanimous written consent or by the affirmative vote of a majority of the committee members present (in person or by conference telephone) at a meeting at which a majority of the members of the committee are present.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of AuthenTec, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Yunbei “Ben” Yu
Robert E. Grady
Gustav H. Koven III
Matthew P. Crugnale

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Gustav H. Koven III, Robert E. Grady, and Chris Fedde. We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with, the applicable requirements of the Nasdaq Stock Market and the SEC rules and regulations. The Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, considers committee member qualifications, appointment and removal, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Stockholder Nominations

The Nominating and Corporate Governance Committee reviews, evaluates and proposes prospective candidates for our Board of Directors and considers nominees recommended by stockholders. Stockholders wishing to submit nominations must notify us of their intention to do so as set forth under “Stockholder Proposals.”

Director Qualifications

Members of our Board of Directors must have personal and professional integrity, demonstrate exceptional ability and judgment and shall be effective, in conjunction with other nominees and directors, collectively, in serving our and our stockholders’ long-term interests. The Nominating and Corporate Governance Committee may also consider such other factors as are in our and our stockholders' best interests.

Identifying Nominees

The Nominating Committee identifies nominees by first identifying the desired skill and experience of a new nominee based on the qualifications discussed above. The Nominating and Corporate Governance Committee will solicit ideas for possible candidates from members of the Board of Directors, senior executives, individuals personally known to members of the Board of Directors, third party search firms and prospective candidates recommended by our stockholders.

Communications with the Board

Our Board of Directors maintains a process for stockholders to communicate with the Board of Directors or individual directors as follows: Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to our corporate secretary, Frederick Jorgenson, c/o AuthenTec, Inc., 100 Rialto Place, Suite 400, Melbourne, Florida 32901. Any such communication must contain (i) a representation that the stockholder is a holder of record of our common stock, (ii) the name and address, as they appear on our books, of the stockholder sending such communication and (iii) the number of our shares that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics is available on our website at www.authentec.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or have been an officer or employee of us. During fiscal 2007, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2007, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our Compensation Committee or Board of Directors.

Vote Required and Board of Directors Recommendation

Election of directors will be by a plurality of the votes of the shares of stock entitled to vote on the election of directors. Accordingly, the nominees for director receiving the highest number of affirmative votes cast on the election of directors at the annual meeting will be elected as directors. If you do not vote for a nominee, or if you indicate “withholding authority” on your proxy card, your vote will not count either for or against the nominee. Also, if your broker does not vote on this proposal it will have no effect on the election.

The Board of Directors unanimously recommends a vote “FOR” the nominees named above.

MANAGEMENT

The following table shows information about our current executive officers:

Name	Position(s)	Age
F. Scott Moody	Chairman of the Board and Chief Executive Officer	51

Lawrence J. Ciaccia, Jr.	President	49

Gary R. Larsen	Chief Financial Officer	44

Anthony Iantosca	Vice President – Quality Operations	43

Frederick R. Jorgenson	Vice President – General Counsel	43

Peter E. Sherlock	Vice President – Product Development	51

Executive Officers:

F. Scott Moody is our co-founder and has served as a director and our Chief Executive Officer since inception. He was elected as Chairman of our board of directors in October 2006. From inception to July 2006, he also served as our President. Prior to founding the company in 1998, Mr. Moody was the Vice President of the Core Products Division of the Semiconductor Sector of Harris Corporation, or Harris, now Intersil Corporation. Mr. Moody began his career at Harris in 1980, during which time he held positions in engineering, program management and marketing. Mr. Moody received a BS degree in Industrial Engineering from North Carolina State University and an Executive MBA from the University of Florida.

Lawrence J. Ciaccia, Jr. has been our President since July 2006. He joined us as Executive Vice President of Marketing in March 2005. From March to November 2004, he was Vice President and General Manager of the wireless data and networking component products division at Conexant Systems, Inc. From 1999, he held the same position through a series of acquisitions with Globespan Virata Inc. and Intersil. Mr. Ciaccia began his career as a design engineer in 1980 with the Semiconductor Sector of Harris. Mr. Ciaccia received a BS degree in Electrical Engineering from Clarkson University and an MBA from Florida Institute of Technology.

Gary R. Larsen has been our Chief Financial Officer since December 2006. From April 2005 to December 2006, Mr. Larsen served as Chief Financial Officer of Artesyn Technologies, Inc. Mr. Larsen also served as Artesyn’s Corporate Controller from May 1999 to April 2005. Prior to joining Artesyn, Mr. Larsen served in a variety of management positions with W.R. Grace & Co. Mr. Larsen began his career with KPMG Peat Marwick, LLP. Mr. Larsen received a BS degree from the State University of New York at Buffalo and an MBA from Leonard N. Stern School of Business at New York University. Mr. Larsen is a certified public accountant.

Anthony Iantosca has been our Vice President of Quality Operations since March 2005. He joined us as Director of Manufacturing Operations in August 2000. Prior to joining us, Mr. Iantosca was a director with Signetics Corporation from 1999 to August 2000. Prior to that, he was the Director of Operations for Catalyst Semiconductor Inc. from 1995 to 1999. Prior to joining Catalyst, Mr. Iantosca served as Director of Offshore Manufacturing for Cypress Semiconductor Corporation. Mr. Iantosca received an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University, an International MBA from the Hong Kong University of Science and Technology, and an Electronic Engineering diploma from the GTE Sylvania Technical School.

Frederick R. Jorgenson has been our Vice President and General Counsel since November 2006. Prior to joining us, Mr. Jorgenson was Senior Counsel for intellectual property and licensing at Raytheon Company from October 2005 to November 2006. From April 2005 to October 2006, Mr. Jorgenson served as a consultant, after having served as the Chief Executive Officer of RJ Mears, LLC from January 2003 to April 2005. From October 2000 through January 2003, Mr. Jorgenson served as an Assistant General Counsel of Fujitsu Network Communications, Inc. Prior to that, Mr. Jorgenson served as intellectual property and licensing counsel with Harris. Mr. Jorgenson received a BS degree in Electrical Engineering from Florida International University and a JD degree from Florida State University.

Peter E. Sherlock has been our Vice President of Product Development since February 1999. Prior to joining us, Mr. Sherlock was the Director of the Raleigh (NC) Design Center for Integrated Device Technology, or IDT. Prior to joining IDT, Mr. Sherlock served as Vice President of Business Development and Operations at IVEX. Mr. Sherlock received a BS degree in Electrical Engineering from the University of Salford, UK.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary goals of the compensation committee of our board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation.

To achieve these goals, our compensation committee recommends executive compensation packages to our board of directors that are generally based on a mix of salary, discretionary bonus and equity awards. Although our compensation committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we intend to implement and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals and value-creating milestones such as the development of our products, the establishment and maintenance of key strategic relationships, reaching sales and marketing targets and the growth of our customer base as well as our financial and operational performance, as measured by metrics such as revenue and profitability.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. We conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a survey of executive compensation paid by peer companies in the biometrics and semiconductor industries conducted externally. In addition, our compensation committee has historically taken into account input from other independent members of our board of directors and publicly available data relating to the compensation practices and policies of other companies both within and outside our industry.

Our compensation committee intends to retain the services of third-party executive compensation specialists from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

Elements of Compensation

Our compensation committee evaluates individual executive performance with a goal of setting overall compensation at a level that is designed to attract and retain the most talented executives. The compensation committee takes into account our relative performance in the market and our own strategic goals. The committee also considers compensation survey data sold by Aon/Radford that encompass information from high tech companies, including 87 semiconductor companies. The survey information was segregated to utilize a comparator group consisting of companies with similar revenue, headcount and industry. The compensation received by our executive officers consists of the following elements:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the biometrics/semiconductor industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual experience, responsibilities and overall performance. Salaries are set annually by the committee in the case of the Chief Executive Officer and by the Chief Executive Officer for the other executives. The criteria for determining base salary are subjective rather than objective and in the past have included how the executive has contributed to our company’s revenue and operating net income, and how the executive has carried out the responsibilities of his position. For example, an executive may have been responsible for securing a new major customer or for building and implementing a new information system in his department. In February 2007, our board of directors, upon the recommendation of the compensation committee, established an annual base salary of $280,000 for our Chairman and Chief Executive Officer. The annual base salary for our other executive officers range from $175,000 to $210,000.

Our compensation committee believes that these base salary levels are commensurate with the general salary levels for similar positions in companies of similar size and stage of development in our industry.

Discretionary Annual Bonus. In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the committee believes to be value-creating milestones. Each executive officer is eligible for a discretionary annual bonus up to an amount equal to a specified percentage of such executive officer’s salary. The target percentages are set at levels that, upon achievement of the targets, are likely to result in bonus payments that our compensation committee believes to be at or near the median for target bonus amounts for comparable companies in our industry. However, our compensation committee may increase the annual bonus paid to our executive officers.

With respect to Mr. Moody’s bonus plan, his employment agreement provides that the compensation committee will submit a bonus plan to Mr. Moody no later than the first board of director meeting for each calendar year for such fiscal year and each quarter thereof. For 2006 and 2007, Mr. Moody and the compensation committee worked together to create the corporate goals and milestones included in his bonus plan. Our board of directors determines whether Mr. Moody has achieved his performance goals on a quarterly basis. In the event he achieves a quarterly performance goal, Mr. Moody will be entitled to receive up to 12.5% of his annual base salary not later than five days following the date of the filing of our quarterly report on Form 10-Q related to such quarter. Following the publication to our board of directors of the financial results for the fourth fiscal quarter and our fiscal year, our board of directors determines whether Mr. Moody has achieved the milestones set forth in that year’s bonus plan. In the event that Mr. Moody achieves his annual milestones, he shall be entitled to a minimum of 50% of his annual base salary, less the aggregate amount of quarterly bonus payments he received that fiscal year. Mr. Moody may earn a higher bonus based upon higher performance as determined by the compensation committee.

During the first quarter of a fiscal year, our board of directors, upon the recommendation of the compensation committee, determines the level of achievement for each corporate goal and value-creating milestone and awards credit for the achievement of these corporate goals or milestones as a percentage of the target bonus. Final determinations as to bonus levels are then based in part on the achievement of these corporate goals or milestones, as well as our assessment as to our overall success and the development of our business, which we measure in part by considering the growth of our share of the market, expansion of our customer base and industry accolades, among other factors. These corporate goals and milestones, and the proportional emphasis placed on each goal and milestone may vary, from time to time, depending on the individual executive and our overall strategic objectives, but relate generally to quantitative factors such as sales and marketing targets, to financial factors such as improving our results of operations, achieving certain revenue and operating income targets, and to product development factors including the timely introduction of new products. For example, an executive may have as a target a certain number of design wins or securing the selection of our company to perform specific design projects. We establish the corporate goals and milestones in order that they are achievable by us and our executives. The targets are not intended to be easily achievable, but will require the executives to achieve and maintain high levels of performance, both individually and as a group. The level targets are designed to require our executives to motivate all employees to work together to meet our strategic goals.

Our compensation committee established bonus amounts to be paid in 2008 for performance in 2007 which ranged from 10% to 30% of base salary for each of our executive officers, excluding our Chairman and Chief Executive Officer, whose bonus was 50% of his base salary. The actual amount of bonuses for 2007 was determined in February 2008 following a review of the achievement of overall corporate goals and milestones and each executive officer’s individual performance and contribution, and the final bonuses exceeded the target percentages established for our executives. Mr. Moody’s potential bonus percentage was larger as a percentage of base salary than our other executive officers as we believe that this potential bonus together with his annual salary makes Mr. Moody’s compensation package comparable to others in our industry. The discretionary annual bonuses paid to our named executive officers in 2007 are identified in the Summary Compensation Table as “non-equity incentive plan compensation.” Our compensation committee has not yet finalized the determination of the strategic milestones or corporate goals that it will apply in determining executives’ bonuses for 2008. Our compensation committee has established the discretionary bonus criteria for our executives for 2008 based on the factors we have described. Under the 2008 bonus plan, the executives, other than Mr. Moody, are eligible to achieve bonuses in a range equal to 10% to 35% of their annual base salary. For 2008, Mr. Moody is eligible to achieve a bonus equal to 55% of his annual base salary. The compensation committee intends to establish additional bonus opportunities for these executives but has not yet finalized them.

Long-Term Incentive Program. We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our equity benefit plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. Our compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines, and our equity benefit plans have provided the principal method for our executive officers to acquire our equity interests.

Prior to our initial public offering, we granted equity awards primarily through our 2004 Stock Incentive Plan, and following our initial public offering, we have primarily granted equity awards through our 2007 Stock Incentive Plan. Each plan was adopted by our board of directors and stockholders to permit the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards to our officers, directors, employees and consultants. Typically, we grant options to individuals, including our executive officers, as part of their commencement of employment; and the amount of options is based upon the individual’s role and level of compensation. We have also granted stock options to our executive officers upon the achievement of corporate goals and milestones as previously described. We also believe it is important that our executives and other employees have a certain amount of unvested stock options to provide incentives for them to continue their employment with the company. In 2007, we granted stock options to purchase an aggregate of 41,669, 194,859, 15,691, 72,375 and 7,804 shares of common stock that vest over a four-year period to Messrs. Moody, Larsen, Ciaccia, Sherlock and Jorgenson, respectively. These option awards are described in the section below entitled “Grants of Plan-Based Awards in 2007.” On February 12, 2008, Mr. Fedde was granted options to purchase 22,125 shares of our common stock at an exercise price of $11.63. Twenty thousand of the options vest as to 25% one year from the date of grant, with the remaining vesting in equal monthly installments over a three-year period. 2,125 of the options fully vest upon the earlier of the first anniversary of the date of grant or immediately prior to the first annual meeting of stockholders following the date of grant. On February 20, 2008, Mr. Yu was granted 720 shares of our common stock in lieu of cash for a quarterly board of director fee. On March 3, 2008, we granted stock options to purchase an aggregate of 6,250, 5,000, 2,000 and 4,250 shares of common stock at an exercise price of $9.78, which vests over four years with 25% vesting after one year from February 12, 2008 and the remaining vesting in equal quarterly installments over the next three-years, to Messrs. Larsen, Jorgenson, Sherlock, and Ciaccia, respectively.

The SEC requires that we report the estimated fair value of our stock option grants in the Summary Compensation Table and the Grants of Plan-Based Awards table in accordance with FAS 123R for accounting purposes. At the time of grant, our stock options have no intrinsic value and the amounts disclosed in the tables for accounting purposes do not reflect whether the executive officer has or will realize a financial benefit from the stock option awards. Prior to our initial public offering, when there was no public trading market for our common stock, our board of directors determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including the status of our development and commercialization efforts, results of operations, financial status and market conditions. In response to Section 409A of the Internal Revenue Code of 1986, as amended, and the proposed regulations issued by the U.S. Internal Revenue Service thereunder, our board of directors retained independent valuation firms to determine the fair market value of our common stock as of June 29, 2006 and December 1, 2006. All equity awards to our employees, including executive officers, prior to our initial public offering were granted at no less than the fair market value of our common stock as determined in good faith by our board of directors on the date of grant in accordance with the determination of the fair market value of our common stock made by the independent valuation firms, the estimated price range for our initial public offering and a review of material changes in our business and results of operations. We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and, because we had not been a public company, we had not made equity grants in connection with the release or withholding of material non-public information.

Authority to make equity grants to executive officers rests with our compensation committee, although, our compensation committee does consider the recommendations of our Chairman and Chief Executive Officer for officers other than himself. Following our initial public offering, we granted authority to our Chairman and Chief Executive Officer, on behalf of the compensation committee, to grant options to purchase shares of our common stock to newly hired, non-executive employees provided, however, that the Chairman and Chief Executive Officer may not grant options to purchase more than 20,000 shares of common stock to any single employee under this policy.

Stock Appreciation Rights. Our incentive stock plans authorize us to grant stock appreciation rights, or SARs, which are more fully described below under “– 2004 Stock Incentive Plan” and – 2007 Stock Incentive Plan.” To date, no SARs have been awarded to any of our executive officers. However, our compensation committee, in its discretion, may in the future elect to make such grants to our executive officers if it deems it advisable.

Restricted Stock Grants or Restricted Stock Units. Our compensation committee did not authorize the grant of restricted stock or restricted stock units pursuant to our equity benefit plans to any of our executive officers in the fiscal year ended December 28, 2007. However, our compensation committee is considering whether to provide these type grants to our executive officers beginning in fiscal year 2008.

Severance and/or Change-in-Control Benefits. Our named executive officers, whom are designed below under “– Summary Compensation Table,” are entitled to certain severance and/or change of control benefits, the terms of which are described below under “– Change of Control Arrangements.” We believe these severance and/or change-in-control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals.

Other Compensation. Our executive officers who are party to employment agreements will continue to be party to such employment agreements until such time as our compensation committee determines in its discretion that revisions to such employment agreements are advisable. In addition, consistent with our compensation philosophy, we intend to continue to maintain the current benefits and perquisites for our executive officers; however, our compensation committee, in its discretion, may in the future revise, amend or add to the benefits and perquisites of any executive officer if it deems it advisable. The material terms of our employment agreements with our named executive officers are described below under “– Employment Arrangements with Named Executive Officers.”

2004 Stock Incentive Plan

Our 2004 Stock Incentive Plan was approved by our board of directors and stockholders in June 2004 and subsequently amended to increase the number of shares available under the plan. The plan was originally adopted by our board of directors and approved by our stockholders in 1998 as our 1998 stock option plan and was subsequently amended and restated in 2004.

Purpose. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available people.

Shares Subject to the Plan. The number of shares of common stock that we may issue with respect to awards granted under the plan will not exceed an aggregate of 4,720,048 shares. The maximum number of shares of common stock subject to awards of any combination that may be granted under the plan during any fiscal year to any one individual is 750,000 shares. These limits will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, share exchanges and the like. If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of common stock are repurchased by or surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if we withhold any shares, the shares subject to such award and the repurchased, surrendered and withheld shares will thereafter be available for further awards under the plan.

Administration. The plan is administered by our board of directors or by a committee or committees as the board may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to: (1) determine who is eligible for awards, and when such awards will be granted; (2) determine the types of awards to be granted; (3) determine the number of shares covered by or used for reference purposes for each award; (4) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (5) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, generally, any modification that would materially adversely affect any outstanding award may not be made without the consent of the holder); (6) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (7) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period. In the event of any stock dividend, stock split, reverse stock split, spin-off, split-up, recapitalization, merger, consolidation, or share exchange, and the like, that does not result in a “change in control,” as described below, the administrator may adjust the number of shares covered by and the exercise price and other terms of outstanding awards to reflect such event.

Eligibility. Participation in the plan is open to all of our employees, officers, directors and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. The administrator may also grant awards to individuals in connection with hiring, retention or otherwise, before the date the individual first performs services; however, those awards will not become vested or exercisable before the date the individual first performs those services.

Awards

The plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards, performance awards and other stock-based awards. The administrator may grant these awards separately or in tandem with other awards.

Stock Options. The plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of common stock, by a combination of cash and shares, or by any other means that the administrator approves.

Stock Appreciation Rights. The plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement, multiplied by the number of shares specified in the award being exercised.

Stock and Phantom Stock Awards. The plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

Performance Awards. The plan allows the administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that applies to an individual or group of individuals, a business unit, or us or an affiliate as a whole, over such performance period as the administrator may designate.

Other Stock-Based Awards. The plan allows the administrator to grant stock-based awards which may be denominated in cash, common stock, or other securities, stock equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing. These awards may be paid in common stock or other securities, in cash, or in a combination of common stock, other securities and cash.

Change in Control. In the event of any transaction resulting in a “change in control” (as defined in the plan), outstanding stock options and other awards that are payable in or convertible into our common stock will terminate upon the effective time of the “change in control” unless provision is made in connection with the transaction for the continuation, assumption, or substitution of the awards by the surviving or successor entity or its parent. In the event of such termination, the outstanding stock options and other awards that will terminate upon the effective time of the “change in control” will become fully vested immediately before the “change in control,” and the holders of stock options and other awards under the plan will be permitted immediately before the “change in control” to exercise or convert all portions of awards that are exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the change in control.

Amendment and Termination. No award will be granted under the plan after the close of business on the day before the tenth anniversary of the effective date of the amended and restated plan. The plan will continue in effect until it is terminated by our board of directors, who may terminate, amend or modify the plan or any portion thereof at any time.

2007 Stock Incentive Plan

Our 2007 Stock Incentive Plan was approved by our board of directors and stockholders in June 2007.

Purpose. The purpose of the plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and contribute to our growth and financial success and by enabling us to attract, retain and reward the best-available people.

Shares Subject to the Plan. The number of shares of common stock that we expect may be issued with respect to awards granted under the plan will not exceed an aggregate of up to 3,524,348 shares. The maximum number of shares of common stock subject to awards of any combination that may be granted under the plan during any fiscal year to any one individual is 500,000 shares; including with respect to any individual during the individual’s first fiscal year of employment. These limits will be adjusted to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, share exchanges, and the like. If any award, or portion of an award, under the plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of shares, or is forfeited or otherwise terminated, surrendered, or canceled as to any shares, or if any shares of common stock are repurchased by or surrendered to us in connection with any award (whether or not such surrendered shares were acquired pursuant to any award), or if we withhold any shares, the shares subject to such award and the repurchased, surrendered, and withheld shares will thereafter be available for further awards under the plan.

Administration. The plan is administered by our board of directors or by a committee or committees as the board may appoint from time to time. The administrator has full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including, but not limited to, the authority to: (1) determine who is eligible for awards, and when such awards will be granted; (2) determine the types of awards to be granted; (3) determine the number of shares covered by or used for reference purposes for each award; (4) impose such terms, limitations, restrictions and conditions upon any award as the administrator deems appropriate; (5) modify, amend, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards (provided however, that, generally, any modification that would have a materially adverse effect on any outstanding award may not be made without the consent of the holder); (6) accelerate or otherwise change the time in which an award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to an award, including, but not limited to, any restriction or condition on the vesting or exercisability of an award following termination of any grantee’s employment or consulting relationship; and (7) establish objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period. In the event of any stock dividend, stock split, reverse stock split, spin-off, split-up, recapitalization, merger, consolidation, or share exchange, and the like, that does not result in a “change in control,” as described below, the administrator may adjust the number of shares covered by and the exercise price and other terms of outstanding awards to reflect such event.

Eligibility. Participation in the plan is open to all of our employees, officers, directors, and other individuals providing bona fide services to us or any of our affiliates, as the administrator may select from time to time. The administrator may also grant awards to individuals in connection with hiring, retention, or otherwise before the date the individual first performs services; however, those awards will not become vested or exercisable before the date the individual first performs those services.

Awards

The plan allows for the grant of stock options, stock appreciation rights, stock awards, phantom stock awards, performance awards, and other stock-based awards. The administrator may grant these awards separately or in tandem with other awards.

Stock Options. The plan allows the administrator to grant either awards of incentive stock options, as that term is defined in section 422 of the Internal Revenue Code, or nonqualified stock options; provided, however, that only our employees or employees of our subsidiaries may receive incentive stock option awards. Options intended to qualify as incentive stock options must have an exercise price at least equal to fair market value on the date of grant, but nonqualified stock options may be granted with an exercise price less than fair market value. The option holder may pay the exercise price in cash, by tendering shares of common stock, by a combination of cash and shares, or by any other means that the administrator approves.

Stock Appreciation Rights. The plan allows the administrator to grant awards of stock appreciation rights which entitle the holder to receive a payment in cash, in shares of common stock, or in a combination of both, having an aggregate value equal to the spread on the date of exercise between the fair market value of the underlying shares on that date and the base price of the shares specified in the grant agreement, multiplied by the number of shares specified in the award being exercised.

Stock and Phantom Stock Awards. The plan allows the administrator to grant restricted or unrestricted stock awards, or awards denominated in stock-equivalent units, such as restricted stock units, to eligible participants with or without payment of consideration by the grantee. Stock awards and phantom stock awards may be paid in cash, in shares of common stock, or in a combination of both.

Restricted stock units, or stock-equivalent units, granted to an individual, represent the right to receive an equivalent number of shares on a date specified in the applicable award agreement, typically the date of vesting of the award (or a short time thereafter). Except as otherwise provided in the applicable award agreement, the recipient of restricted stock units will have none of the rights of a shareholder with respect to any shares represented by the restricted stock units solely as a result of being granted the restricted stock units.

Performance Awards. The plan allows the administrator to grant performance awards which become payable in cash, in shares of common stock, or in a combination of both, on account of attainment of one or more performance goals established by the administrator. The administrator may establish performance goals based on our operating income, or that of our affiliates, or one or more other business criteria the administrator may select that apply to an individual or group of individuals, a business unit, or us or an affiliate as a whole, over such performance period as the administrator may designate.

Other Stock-Based Awards. The plan allows the administrator to grant stock-based awards which may be denominated in cash, common stock, or other securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock, or any combination of the foregoing. These awards may be paid in common stock or other securities, in cash, or in a combination of common stock, other securities and cash.

Change in Control. In the event of any transaction resulting in a “change in control” of the company (as defined in the plan), outstanding stock options and other awards that are payable in or convertible into our common stock will terminate upon the effective time of the “change in control” unless provision is made in connection with the transaction for the continuation, assumption, or substitution of the awards by the surviving or successor entity or its parent. In the event of such termination, the outstanding stock options and other awards that will terminate upon the effective time of the “change in control” will become fully vested immediately before the “change in control,” and the holders of stock options and other awards under the plan will be permitted immediately before the “change in control” to exercise or convert all portions of awards that are exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the “change in control.”

Amendment and Termination. No award will be granted under the plan after the close of business on the day before the tenth anniversary of the effective date of the plan. The plan will continue in effect until it is terminated by our board of directors, who may terminate, amend, or modify the plan or any portion of it at any time.

401(k) Plan

In 1998, we adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers our U.S. employees. The plan is intended to qualify under Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended, so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the plan. Under the plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($15,500 in calendar year 2008 and have the amount of the reduction contributed to the plan. The plan also permits, but does not require, us to make matching contributions and profit-sharing contributions to the plan on behalf of participants. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the 401(k) plan, provided that such employees are age 50 or older ($5,000 in calendar year 2008). To date, we have not made any discretionary matching or profit-sharing contributions to the 401(k) plan. As a tax-qualified plan, we can generally deduct contributions to the 401(k) plan when made, and such contributions are not taxable to participants until distributed from the plan. Pursuant to the terms of the plan, participants may direct the trustees to invest their accounts in selected investment options.

Summary Compensation Table

The following table summarizes the compensation paid during 2006 and 2007 to our Chief Executive Officer, Chief Financial Officer and to our other three most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to us during 2007. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation(3)	Total
F. Scott Moody, Chairman of the Board and Chief Executive Officer	2007	279,508	131,930	185,000	2,288	598,726
	2006	235,962	64,196	52,500	1,943	354,601

Gary R. Larsen, Chief Financial Officer (4)	2007	190,000	114,952	50,229	84,849	440,030
	2006	9,865	—	—	48	9,914

Lawrence J. Ciaccia, Jr. President	2007	207,250	12,129	82,184	652	302,215
	2006	193,398	—	28,993	599	222,990

Peter E. Sherlock, Vice President – Product Development	2007	188,115	73,235	49,731	578	311,659
	2006	180,815	—	20,318	542	201,675

Frederick Jorgenson, Vice President – General Counsel (5)	2007	175,000	87,958	46,264	63,904	373,126
	2006	20,192	7,627	—	110,755	138,574

(1)	The value of option awards granted to our named executive officers has been estimated pursuant to SFAS 123(R) for the applicable fiscal year and the amount shown reflects the related compensation expense recorded in such fiscal year. Our executive officers will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold. For more information regarding our valuation of option awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Stock-based compensation.” in our annual report on Form 10-K filed with the SEC on February 29, 2008.
(2)	A description of the Non-Equity Incentive Plan Compensation can be found above under the heading “Discretionary Annual Bonus” above.
(3)	Reflects group life insurance premiums paid by us on behalf of the executives. Mr. Larsen and Mr. Jorgenson also received compensation for relocation expenses.
(4)	Mr. Larsen became our Chief Financial Officer in December 2006.
(5)	Mr. Jorgenson became VP – General Counsel in November 2006.

Grants of Plan — Based Awards in 2007

We have granted and plan to continue to grant options to purchase our common stock to executive officers, employees and other service providers. The following table provides information regarding grants of plan-based awards to our named executive officers during 2007.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Option Awards ($)(1)
F. Scott Moody	2/21/2007	41,669	$6.00	$169,715
Gary R. Larsen	1/9/2007	184,700	2.84	447,234
	2/21/2007	10,159	6.00	41,377
Lawrence J. Ciaccia, Jr.	2/21/2007	15,691	6.00	62,545
Peter E. Sherlock	2/21/2007	47,375	6.00	167,119
	4/26/2007	25,000	6.00	227,853
Frederick Jorgenson	2/21/2007	7,804	6.00	31,785

(1)	The value of option awards has been estimated pursuant to SFAS 123(R). The named executive officers will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold. For more information regarding our valuation of option awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Stock-based compensation.” in our annual report on Form 10-K filed with the SEC on February 29, 2008.

Outstanding Equity Awards at December 28, 2007

The following table provides information concerning outstanding equity awards as of December 28, 2007, by each of our named executive officers.

	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable (#) (1)	Unexercisable (#)(1)
F. Scott Moody	109,375	—	$0.40	10/22/2008
	86,715	—	0.40	10/22/2008
	50,000	—	0.40	01/01/2011
	817,541	—	0.20	06/01/2013
	90,835	151,393	2.84	05/28/2016
	—	41,669	6.00	02/20/2017
Gary R. Larsen	46,175	138,525	2.84	12/11/2016
	—	10,159	6.00	02/20/2017
Lawrence J. Ciaccia, Jr.	122,588	55,723	0.60	02/23/2015
	26,914	34,604	0.60	02/23/2015
	—	15,691	6.00	02/20/2017
Peter E. Sherlock	52,750	—	0.40	02/14/2009
	11,250	—	1.00	05/04/2011
	68,750	—	0.20	06/01/2013
	12,500	7,500	1.00	05/22/2015
	3,125	1,875	1.60	05/22/2015
	—	47,375	6.00	02/20/2017
	—	25,000	6.00	04/25/2017
Frederick Jorgenson	38,426	103,458	2.84	11/13/2016
	—	7,804	6.00	02/20/2017

(1)	Options vest 25% one year from the date of grant, with the remaining vesting in equal monthly installments over a three-year period

Subsequent to year end, we granted the following options to our named executive officers:

Name	Number of Securities Underlying Option (1)	Option Exercise Price	Option Expiration Date
Gary R. Larsen	6,250	9.78	02/11/2018
Lawrence J. Ciaccia, Jr.	4,250	9.78	02/11/2018
Peter E. Sherlock	2,000	9.78	02/11/2018
Frederick Jorgenson	5,000	9.78	02/11/2018

(1)	25% of the shares underlying these options vest as of February 12, 2009. The remaining shares underlying these options vest in 12 equal quarterly installments over a three-year period which will commence on February 12, 2009.

Option Exercises and Stock Vested

The following table provides information concerning options exercised and value realized upon exercise by the named executive officers during 2007.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
F. Scott Moody	125,000	$725,000
Gary R. Larsen	—	—
Lawrence J. Ciaccia, Jr.	—	—
Peter E. Sherlock	—	—
Frederick Jorgenson	—	—

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the fiscal year ended December 28, 2007.

Nonqualified Deferred Compensation

Our named executive officers did not earn any nonqualified compensation benefits from us during the fiscal year ended December 28, 2007.

Employment Arrangements with Named Executive Officers

F. Scott Moody. In June 2007, we entered into an employment agreement with Mr. Moody, our Chairman and Chief Executive Officer. The agreement provides that Mr. Moody will receive an annual base salary of $280,000 and will be eligible to receive an annual performance bonus, which for 2007 was 50% of his base salary at target. Mr. Moody received an amount equal to 132% of his 2007 target performance bonus due to exceeding the target performance goals. Mr. Moody is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement provides that Mr. Moody is employed “at-will”, and his employment may be terminated at any time by us or Mr. Moody. We have agreed that our board’s nominating committee will use its best efforts to nominate Mr. Moody to our board of directors. The agreement contains non-competition provisions. The agreement also provides Mr. Moody with certain severance and change-of-control benefits. Mr. Moody also has a non-disclosure agreement with us. See “– Change of Control Arrangements” below.

Gary R. Larsen. In December 2006, we entered into an employment agreement with Mr. Larsen, our Chief Financial Officer. The agreement provides that Mr. Larsen will receive an annual base salary of $190,000 and will be eligible to receive an annual performance bonus, which for 2007 was 20% of his earned salary. Mr. Larsen received an amount equal to 132% of his 2007 target performance bonus based on exceeding the target performance goals. Mr. Larsen is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement also provided for the payment of relocation to Mr. Larsen in the amount of $84,271. Mr. Larsen is employed “at-will”, and his employment may be terminated at any time by us or Mr. Larsen. The agreement also provides Mr. Larsen with certain severance and change-in-control benefits. He is also subject to our standard non-disclosure and non-competition agreement. See “– Change of Control Arrangements” below.

Lawrence J. Ciaccia, Jr. In March 2005, we entered into an employment agreement with Mr. Ciaccia, now our President. The agreement, as amended, provides that Mr. Ciaccia will receive an annual base salary of $210,000 and will be eligible to receive an annual performance bonus, which for 2007 was 30% of his earned salary. Mr. Ciaccia received an amount equal to 132% of his 2007 target performance bonus due to exceeding the target performance goals. Mr. Ciaccia is also eligible to participate in our general employee benefit plans in accordance with the terms and conditions of such plans. The agreement also provides that Mr. Ciaccia is employed “at-will”, and his employment may be terminated at any time by us or Mr. Ciaccia. The agreement also provides Mr. Ciaccia with certain severance and change-in-control benefits. He is also subject to our standard non-disclosure and non-competition agreement. See “– Change of Control Arrangements” below.

Peter E. Sherlock. We do not have a written employment agreement with Mr. Sherlock, our Vice President – Product Development. Mr. Sherlock receives an annual base salary of $190,000 and will be eligible to receive an annual performance bonus, which for 2007 was 20% of his earned salary. Mr. Sherlock received an amount equal to 132% of his 2007 target performance bonus based upon exceeding the target performance goals. In June 2007, Mr. Sherlock entered into a change of control agreement with us. He is also subject to our standard non-disclosure and non-competition agreement. See “– Change of Control Agreements” below.

Frederick R. Jorgenson. We have a written employment agreement with Mr. Jorgenson, our Vice President – General Counsel. Mr. Jorgenson receives an annual base salary of $175,000 and will be eligible to receive an annual performance bonus, which for 2007 was 20% of his earned salary, with a guarantee of $25,000. Mr. Jorgenson received an amount equal to 132% of his 2007 target performance bonus based upon exceeding the target performance goals. The agreement also provided for the payment of relocation expenses to Mr. Jorgenson in the amount of $174,137. In June 2007, Mr. Jorgenson entered into a change of control agreement with us. He is also subject to our standard non-disclosure and non-competition agreement. See “– Change of Control Agreements” below.

Change of Control Arrangements

F. Scott Moody. Our employment agreement with Mr. Moody, our Chief Executive Officer, provides that upon the one year anniversary of a change of control, provided that Mr. Moody remains an employee through such date, his stock options will immediately accelerate in vesting as to that amount of shares that would have vested during the next twelve months. Should Mr. Moody be terminated either as part of the change of control or prior to the first anniversary of the change of control, his stock options will immediately accelerate in vesting as to the greater of that amount of additional shares that would have vested between the date of his termination and the second anniversary of the change of control, or the amount that would have otherwise vested over the following 18 months.

In addition, if we terminate Mr. Moody’s employment at any time, before or after our change of control, without cause or if he is constructively terminated, he will also be entitled to receive severance pay equal to 18 months of his then-current salary, an amount equal to 1.5 times the most recent fiscal year bonus, a pro rata portion of the bonus he would have otherwise been entitled to receive, and up to 18 months reimbursement for the cost of the continuation of his then-current group health and dental insurance benefits. In addition, the vesting of his unvested options will accelerate as if the amount of shares that would have otherwise vested over the following 18 months.

The following table describes the potential payments to Mr. Moody upon his termination without cause or his constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control:

	Change of Control				No Change of Control
Name	Salary(1)	Bonus(2)	Equity Acceleration (3)(4)	Benefits (5)	Salary(1)	Bonus(2)	Equity Acceleration (3)(6)	Benefits (5)
F. Scott Moody	$420,000	$277,500	$1,678,710	$24,568	$420,000	$277,500	$1,259,033	$24,568

(1)	Represents 18 months of continued salary.
(2)	Represents an amount equal to 1.5 times Mr. Moody’s 2007 bonus.
(3)	Calculated based on a change of control taking place as of December 28, 2007 and assuming a price per share of $15.13, which was the closing price of our common stock as of December 28, 2007 as reported on the NASDAQ Global Market.
(4)	Represents an additional 24 months of vesting of outstanding options, including options issued subsequent to December 28, 2007.

(5)	Represents 18 months of health and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1986, or COBRA.
(6)	Represents an additional 18 months of vesting of outstanding options, including options issued subsequent to December 28, 2007.

Gary R. Larsen. Our employment agreement with Mr. Larsen, our Chief Financial Officer, provides that upon the one year anniversary of a change of control, provided that Mr. Larsen remains an employee through such date, his stock options will immediately accelerate in vesting as to that amount of shares that would have vested during the next twelve months. Should Mr. Larsen be terminated either as part of the change of control or prior to the first anniversary of the change of control, his stock options will immediately accelerate in vesting as to that amount of additional shares that would have vested between the date of his termination and the second anniversary of the change of control.

In addition, if we terminate Mr. Larsen’s employment at any time, before or after our change of control, without cause or if he is constructively terminated, he will also be entitled to receive severance pay equal to nine months of his then-current salary, an amount equal to 9/12 of his recently paid annual bonus and up to nine months reimbursement for the cost of the continuation of his then-current group health insurance benefits. Additionally, if Mr. Larsen is terminated within 12 months of a change of control, he will also receive an amount equal to 9/12 the of his most recently paid target annual bonus.

The following table describes the potential payments to Mr. Larsen upon his termination without cause or his constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control:

	Change of Control			No Change of Control
Name	Salary and Bonus(1)	Equity Acceleration (2)(3)	Benefits(4)	Salary and Bonus(1)	Equity Acceleration (5)		Benefits(4)
Gary R. Larsen	$180,172	$1,198,076	$12,284	$180,172	$	NA	$12,284

(1)	Represents nine months of continued salary and 9/12ths of Mr. Larsen’s most recently paid annual bonus.
(2)	Calculated based on a change of control taking place as of December 28, 2007 and assuming a price per share of $15.13, which was the closing price of our common stock as of December 28, 2007 as reported on the NASDAQ Global Market.
(3)	Represents an additional two years vesting of the stock options held by Mr. Larsen.
(4)	Represents nine months of COBRA health and dental benefits.
(5)	Mr. Larsen is not entitled to equity acceleration upon termination not in connection with a change in control.

Lawrence J. Ciaccia, Jr. Our employment agreement with Mr. Ciaccia, our President, provides that in the event of a change of control of the company pursuant to which Mr. Ciaccia remains an employee as of the consummation of such change of control the number of shares of his then-unvested stock options that otherwise would have vested over the succeeding 12 months will become immediately vested. On the one-year anniversary of such change of control, any remaining unvested shares under such options shall immediately vest. Upon Mr. Ciaccia’s termination by us without cause, his stock options will continue to vest for twelve months, or if he is constructively terminated by us, all of his then outstanding options will become immediately vested. Mr. Ciaccia shall have 12 months from the termination date to exercise any or all vested option shares. In addition, if we terminate Mr. Ciaccia’s employment at any time, before or after our change of control, without cause or if he is constructively terminated, he will also be entitled to receive severance pay equal to nine months of his then-current salary, not including accrued vacation, and up to nine months reimbursement for the cost of the continuation of his then-current group health and dental insurance benefits.

The following table describes the potential payments to Mr. Ciaccia upon his termination without cause or his constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control:

	Change of Control			No Change of Control
Name	Salary(1)	Equity Acceleration (2)(3)	Benefits(4)	Salary(1)	Equity Acceleration (2)(5)	Benefits(4)
Lawrence J. Ciaccia, Jr.	$157,500	$912,678	$12,284	$157,500	$912,678	$12,284

(1)	Represents nine months of continued salary.

(2)	Calculated based on a change of control taking place as of December 28, 2007 and assuming a price per share of $15.13, which was the closing price of our common stock as of December 28, 2007 as reported on the NASDAQ Global Market.
(3)	Represents an additional 12 months of vesting of the stock options held by Mr. Ciaccia. All of Mr. Ciaccia’s unvested stock options will become immediately vested upon the earlier of (i) the one year anniversary of our change of control, provided that Mr. Ciaccia continues to be employed with us as of such date, or (ii) the date he is constructively terminated, in which event, he would receive value from accelerated vesting equal to $1,478,448. If Mr. Ciaccia is terminated by us without cause, he will receive an additional 12 months of vesting on his stock options, in which event, he would receive value from accelerated vesting equal to $426,904.
(4)	Represents nine months of COBRA and dental health benefits.
(5)	Represent an additional 12 months of vesting if Mr. Ciaccia is terminated without cause. If he terminates for good reason, all of his unvested options will become immediately vested, in which event he would receive value from equity acceleration equal to $1,478,448.

Peter E. Sherlock. Our change of control agreement with Mr. Sherlock, our Vice President – Product Development, provides that upon the one year anniversary of a change of control, provided that Mr. Sherlock remains an employee through such date, his stock options will immediately accelerate in vesting as to that amount of shares that would have vested during the next twelve months. Should Mr. Sherlock be terminated either as part of the change of control or prior to the first anniversary of the change of control, his stock options will immediately accelerate in vesting as to that amount of additional shares that would have vested between the date of his termination and the second anniversary of the change of control.

In addition, Mr. Sherlock will be entitled to receive severance pay equal to nine months of his then-current salary plus an amount equal to 9/12 of his most recently paid target annual bonus, if any such bonus was achieved. Mr. Sherlock will also receive up to nine months reimbursement for the cost of the continuation of his then-current group health and dental insurance benefits.

The following table describes the potential payments to Mr. Sherlock upon his termination without cause or his constructive termination, if applicable, in connection with a change of control:

	Change of Control
Name	Salary and Bonus(1)	Equity Acceleration (2)	Benefits(3)
Peter E. Sherlock	$179,798	$467,086	$11,651

(1)	Represents nine months of continued salary and 9/12ths of Mr. Sherlock’s most recently paid annual bonus.
(2)	Calculated based on a change of control taking place as of December 28, 2007 and assuming a price per share of $15.13, which was the closing price of our common stock as of December 28, 2007 as reported on the NASDAQ Global Market.
(3)	Represents nine months of COBRA health and dental benefits.

Frederick Jorgenson. Our employment agreement with Mr. Jorgenson, our General Counsel, provides that upon the one year anniversary of a change of control, provided that Mr. Jorgenson remains an employee through such date, his stock options will immediately accelerate in vesting as to that amount of shares that would have vested during the next twelve months. Should Mr. Jorgenson be terminated either as part of the change of control or prior to the first anniversary of the change of control, his stock options will immediately accelerate in vesting as to that amount of additional shares that would have vested between the date of his termination and the second anniversary of the change of control.

In addition, if we terminate Mr. Jorgenson’s employment at any time, before or after our change of control, without cause or if he is constructively terminated, he will also be entitled to receive severance pay equal to nine months of his then-current salary, an amount equal to 9/12 of his recently paid annual bonus and up to nine months reimbursement for the cost of the continuation of his then-current group health insurance benefits. Additionally, if Mr. Jorgenson is terminated within 12 months of a change of control, he will also receive an amount equal to 9/12 the of his most recently paid target annual bonus.

The following table describes the potential payments to Mr. Jorgenson upon his termination without cause or his constructive termination, if applicable, both in connection with a change of control and not in connection with a change of control:

	Change of Control			No Change of Control
Name	Salary and Bonus(1)	Equity Acceleration (2)(3)	Benefits(4)	Salary and Bonus(1)	Equity Acceleration (5)		Benefits(4)
Frederick Jorgenson	$165,948	$920,877	$12,284	$165,948	$	NA	$12,284

(1)	Represents nine months of continued salary and 9/12ths of Mr. Jorgenson’s most recently paid annual bonus.
(2)	Calculated based on a change of control taking place as of December 28, 2007 and assuming a price per share of $15.13, which was the closing price of our common stock as of December 28, 2007 as reported on the NASDAQ Global Market.
(3)	Represents an additional two years vesting of the stock options held by Mr. Jorgenson.
(4)	Represents nine months of COBRA health and dental benefits.
(5)	Mr. Jorgenson is not entitled to equity acceleration upon termination not in connection with a change in control.

Employee Confidentiality and Non-Competition Arrangements

We enter into agreements with all of our employees containing confidentiality provisions. Each of our executive officers is subject to a non-competition agreement.

Compensation of Directors

Prior to our initial public offering, we did not pay any cash compensation to members of our board of directors for their services as directors. In January 2003, we entered into a consulting agreement with Mr. Crugnale, one of our directors. The agreement provides that Mr. Crugnale will serve as an independent contractor to us, providing marketing services, and will receive monthly compensation of $2,500 for an initial term of one-year, which term automatically renews for successive one-year periods. This consulting agreement terminated on July 1, 2007. Under our director compensation policy, we reimburse non-employee directors for reasonable expenses in connection with attendance at board and committee meetings. Non-employee directors also are eligible to receive stock options under our stock incentive plans. No options have yet been granted to our non-employee directors for their service as directors.

Our non-employee directors receive payment for their services as directors in a combination of cash, stock and stock options. Our non-employee directors receive an annual retainer of $28,000, payable quarterly. In addition, the chairperson of our audit committee receives an annual retainer of $12,500 and each director serving on the audit committee in a non-chairperson capacity receives an annual retainer of $6,000. The chairperson of our compensation committee receives an annual retainer of $7,000, and each director serving in a non-chairperson capacity on the compensation committee receives an annual retainer of $4,000. The chairperson of our nominating committee receives an annual retainer of $5,000, and each director serving in a non-chairperson capacity on the nominating committee receives an annual retainer of $2,000. The annual retainers payable for committee service are payable on a quarterly basis.

Non-employee directors receive non-discretionary grants of non-statutory stock options under our 2004 Stock Incentive Plan. A non-employee director is granted an option to purchase 20,000 shares of our common stock upon first becoming a member of our board of directors. These initial options vest and become exercisable over four years, with the first 25% of the underlying shares on the first anniversary of the date of grant and the remainder vesting in equal amounts monthly thereafter. Immediately after each of our regularly scheduled annual meetings of stockholders, each non-employee director is granted a non-statutory option to purchase 8,500 shares of our common stock. These options will vest on the first anniversary of the date of grant, or immediately prior to our next annual meeting of stockholders, if earlier. Non-employee directors are required to hold these options for a period of two years following the vesting of such options.

The following table shows the compensation earned by our non-employee directors in 2007:

Name	Fees in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
R. Kent Buchanan (2)	15,000	—	—	15,000
Matthew P. Crugnale	36,500	—	21,827	58,327
Robert E. Grady	23,250	—	21,827	45,077
Gustav H. Koven III	21,500	—	21,827	43,327
Yunbei “Ben” Yu	—	17,498	21,827	39,325

(1)	The value of option and stock awards has been estimated pursuant to SFAS 123(R). The directors will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold, as applicable. For more information regarding our valuation of option awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies – Stock-based compensation.”
(2)	Mr. Buchanan resigned from our board of directors effective February 7, 2008.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 2004 Stock Incentive Plan and 2007 Stock Incentive Plan, both of which have been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 28, 2007:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	3,778,714	(1)	$2.51	3,402,984	(1)
Equity compensation plans not approved by stockholders	—		—	—
Total	3,778,714		$2.51	3,402,984

(1)	Represents shares of common stock issuable in connection with such equity compensation plans.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

We adopted a code of business conduct and ethics, or Code of Conduct, pursuant to which our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent committee of our board of directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related party transaction. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

The following is a summary of transactions since December 30, 2006 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the section of this proxy entitled “Compensation Discussion and Analysis.” All of the transactions described below were entered into prior to the adoption of our Code of Conduct and were approved by our board of directors.

Sales of Securities

In February 2007, we issued and sold an aggregate principal amount of $7.5 million of convertible notes to some of our existing investors, which converted, along with accrued interest thereon, into 1,259,246 shares of common stock upon the closing of our initial public offering. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Purchasers	Convertible Notes ($)
Sierra Ventures	$1,353,711
TCG Holdings, L.L.C.	1,950,303
Harris Corporation	1,544,442
Advantage Capital	702,899
HT 1999 Direct Investments LLC	504,209

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Compensation Discussion and Analysis – Employment Arrangements with Named Executive Officers.”

Severance and Change of Control Arrangements

Some of our executive officers are entitled to certain severance and change of control benefits. For information regarding these arrangements, see “Compensation Discussion and Analysis – Change of Control Arrangements.”

Stock Options Granted to Executive Officers and Directors

We have granted stock options to our executive officers and directors. For more information regarding these stock options, see “Compensation Discussion and Analysis.”

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law. In addition, our certificate of incorporation contains provisions limiting the liability of our directors and our bylaws contain provisions requiring us to indemnify our officers and directors.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of April __, 2008, certain information with respect to the beneficial ownership of our outstanding common stock by (i) each person or entity we know to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors and director-nominees, (iii) each of the named executive officers, and (iv) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, and subject to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to all the shares indicated as beneficially owned by such person. Unless otherwise indicated, the address for each stockholder listed is c/o AuthenTec, Inc., 100 Rialto Place, Suite 400, Melbourne, FL 32901.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding(1)
5% Stockholders:
Harris Corporation (2)	3,116,777	11.1%
DBD Investors V, L.L.C. (3)	2,607,335	9.3%
Arbor Capital Management, LLC(4)	1,673,000	6.0%
Advantage Capital Florida Partners I, Limited Partnership (5)	1,649,022	5.9%
Sierra Ventures (6)	1,586,187	5.6%
Named Executive Officers and Directors:
F. Scott Moody (7)	1,332,178	4.5%
Gary R. Larsen (8)	48,588	*
Lawrence J. Ciaccia, Jr (9)	179,387	*
Peter Sherlock (10)	106,040	*
Frederick Jorgenson (11)	45,644	*
Matthew P. Crugnale (12)	40,042	*
Robert E. Grady (13)	7,792	*
Gustav H. Koven III (14)	86,521	*
Yunbei “Ben” Yu (15)	13,360	*
Chris Fedde (16)	4,125	*
All directors and executive officers as a group (10 persons) (17)	1,876,503	6.3%

*	Less than 1%
(1)	The percentage of shares beneficially owned was determined based on a fraction, the numerator of which is the sum of (a) the number of outstanding shares of common stock beneficially owned by such owner and (b) the number of shares issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of April 7, 2008 and the denominator of which is the sum of (a) 28,113,118 shares, which is the aggregate number of shares of common stock outstanding on April 4, 2008, and (b) the aggregate number of shares of common stock issuable upon exercise of options beneficially owned by such owner and exercisable within 60 days of April 7, 2008.
(2)	The number of shares beneficially owned is based on the information contained in that certain Form 4 that was filed with the SEC on March 17, 2008, reporting beneficial ownership of our securities by Harris Corporation. Harris Corporation is a publicly traded company, and the corporation itself has voting and dispositive power over these shares. Harris Corporation’s address is 1025 West Nasa Boulevard, Melbourne, FL 32919.
(3)	The number of shares beneficially owned is based on the information contained in that certain Form 3 that was filed with the SEC on February 25, 2008, reporting beneficial ownership of our securities held by DBD Investors V, L.L.C. Common stock is held by various investment funds associated with or designated by The Carlyle Group. Includes 2,511,608 shares of stock owned by Carlyle Venture Partners II, L.P. and 95,727 shares of stock owned by CVP II Coinvestment, L.P. DBD Investors V, L.L.C. is the sole general partner of TCG Holdings II, L.P. TCG Holdings II, L.P. is the sole general partner of TC Group Investment Holdings, L.P., which is the sole managing member of TCG Ventures II, L.L.C. TCG Ventures II, L.L.C. is the sole general partner of TCG Ventures II, L.P., which is the sole general partner of each of Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P.

Accordingly, DBD Investors V, L.L.C. exercises investment discretion and control over the shares held by each of Carlyle Venture Partners II, L.P. and CVP II Coinvestment, L.P. through TCG Holdings II, L.P. DBD Investors V, L.L.C. is managed by a three-person managing board and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. The members of the managing board are William E. Conway, Jr., Daniel A. D’Aniello and David Rubenstein, all of whom disclaim beneficial ownership of these shares. The Carlyle Group’s address is 1001 Pennsylvania Ave., NW, Suite 220 South, Washington, D.C. 20004.

(4)	The number of shares beneficially owned is based on the information contained in that certain Schedule 13G that was filed with the SEC on February 5, 2008, reporting beneficial ownership of our securities held by Arbor Capital Management, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Arbor Capital Management, LLC has been granted discretionary dispositive power over its clients’ securities and in some instances has voting power over such securities. Any and all discretionary authority which has been delegated to Arbor Capital Management, LLC may be revoked in whole or in part at any time. Rick D. Leggott is the CEO and majority shareholder of Arbor Capital Management, LLC, and as a result of his position with and ownership of securities of Arbor Capital Management, LLC could be deemed to have voting and/or investment power with respect to the shares beneficially owned by Arbor Capital Management, LLC. The address of Arbor Capital Management, LLC and Rick D. Leggott is One Financial Plaza, 120 South Sixth Street, Suite 100, Minneapolis, Minnesota 55402.
(5)	The number of shares beneficially owned is based on the information contained in that certain Schedule 13G that was filed with the SEC on January 15, 2008, reporting beneficial ownership of our securities held by Advantage Capital Florida Partners I, Limited Partnership. Advantage Capital FL GP I, L.L.C. is the sole general partner of Advantage Capital Florida Partners I, Limited Partnership. As a result, Advantage Capital FL GP I, L.L.C. may be deemed to have the power to vote or direct the vote or to dispose or direct the disposition of the shares owned by Advantage Capital Florida Partners I, Limited Partnership. Advantage Capital FL GP I, L.L.C. disclaims beneficial ownership of the securities owned by Advantage Capital Florida Partners I, Limited Partnership in excess of its pecuniary interest therein. Advantage Capital’s address is 16750 Gulf Blvd., No. 416, St. Petersburg, Florida 33708.
(6)	The number of shares beneficially owned is based on the information contained in that certain Form 4 that was filed with the SEC on February 8, 2008, reporting beneficial ownership of our securities held by Sierra Ventures. Includes 907,528 shares of stock held by Sierra Ventures VIII-A, L.P., 8,848 shares of stock held by Sierra Ventures VIII-B, L.P., 44,590 shares of stock held by Sierra Ventures Associates VIII, LLC, as nominee for its members, 605,808 shares of stock held by Sierra Ventures VII, L.P., and 19,413 shares of stock held by Sierra Ventures Associates VII, LLC, as nominee for its members.

Sierra Ventures Associates VII, LLC is the sole general partner of Sierra Ventures VII, L.P. and possesses voting and dispositive power over the shares held by Sierra Ventures VII, L.P. Sierra Ventures Associates VII, LLC disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. Sierra Ventures Associates VIII, LLC is the sole general partner of Sierra Ventures VIII-A, L.P. and Sierra Ventures VIII-B, L.P. and possesses voting and dispositive power over the shares held by Sierra Ventures VIII-A, L.P. and Sierra Ventures VIII-B, L.P. Sierra Ventures Associates VIII, LLC disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

The address for all entities and individuals affiliated with Sierra Ventures is 2884 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(7)	Includes 1,172,766 shares of stock issuable upon exercise of vested options.
(8)	Includes 48,588 shares of stock issuable upon exercise of vested options.
(9)	Includes 179,387 shares of stock issuable upon exercise of vested options.
(10)	Includes 103,074 shares of stock issuable upon exercise of vested options.
(11)	Includes 45,644 shares of stock issuable upon exercise of vested options.

(12)	Includes 26,542 shares of stock issuable upon exercise of vested options.
(13)	Mr. Grady is a Managing Director of The Carlyle Group and may be deemed an affiliate of DBD Investors V, L.L.C. as a result of that position. Mr. Grady expressly disclaims beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group. Includes 7,792 shares of stock issuable upon exercise of vested options.
(14)	Includes 7,792 shares of stock issuable upon exercise of vested options.
(15)	Includes 2,280 shares held in the name of Sierra Ventures Associates VIII, LLC, as nominee for Dr. Yu and 925 shares held in the name of Sierra Ventures Associates VII, LLC, as nominee for Dr. Yu. Includes 7,792 shares of stock issuable upon exercise of vested options.
(16)	Includes 2,125 shares of stock issuable upon exercise of vested options.
(17)	Includes 1,609,294 shares of stock issuable upon exercise of vested options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with the following exception: Dale R. Setlak, our Chief Technical Officer, failed to timely file one Form 3 relating to his initial statement of beneficial ownership of our securities. Such Form 3 filing was subsequently made one day following the deadline.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending 2008. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us for the fiscal years ended 2006 and 2007 by PricewaterhouseCoopers LLP:

	Fiscal 2006	Fiscal 2007
Audit Fees (1)	$46,935	$903,834
Tax Fees (2)	$15,525	$20,000
All Other Fees (3)	$2,000	$1,500

Total Fees	$64,460	$925,334

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. This category also includes fees for services related to our initial public offering.
(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international).
(3)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. Pre-approval is generally based on independence, qualifications, and performance. The Audit Committee may establish pre-approval policies for any engagement to render services if the policies are detailed as to the services and the committee is informed about the services for which each independent auditor is engaged at the next scheduled meeting. The Audit Committee may also delegate to committee members the authority to grant pre-approval provided the decisions made by the members is presented to the committee at the next scheduled meeting. The Audit Committee approved 100% of the fees for all audit and non-audit related services provided by PricewaterhouseCoopers LLP during the 2007 fiscal year.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast, affirmatively or negatively on the proposal, at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of Common Stock of AuthenTec, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2009 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 14, 2008. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than February 8, 2009 but not earlier than January 9, 2009.

Should a stockholder proposal be brought before the 2009 annual meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on March 20, 2009.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2008 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

/s/ Frederick Jorgenson
Frederick Jorgenson Vice President, General Counsel, and Secretary

April 7, 2008

AUTHENTEC, INC.

100 Rialto Place, Suite 400

Melbourne, Florida 32901

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints F. Scott Moody and Frederick Jorgenson, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of AuthenTec, Inc. held of record by the undersigned on April 3, 2008 at the Annual Meeting of Stockholders to be held on May 9, 2008 at 12:30 p.m. local time, at the Hilton Melbourne Rialto Place, 200 Rialto Place, Melbourne, Florida 32901, and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Please mark votes as in this example:  ☒

	For All Nominees	Withhold All	For All Except

1. Nominees for the board of Directors:	☐	☐	☐

1) F. Scott Moody

2) Matthew P. Crugnale

3) Robert E. Grady

4) Gustav H. Koven III

5) Yunbei “Ben” Yu

6) Chris Fedde

When you mark “For All Except,” write the nominees’ numbers on the line below:

2.	Ratification of PricewaterhouseCoopers LLP as our Independent Auditors:

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting or any adjournment thereof.

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Please sign exactly as name appears hereon. Joint owners each should sign. Executors, administrators, trusts, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature of Stockholder:

Signature, if held jointly:

Date:                     , 2008